UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

___________________________________________________________________

Date of Report (Date of earliest event reported): December 27, 2006

YTB INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-18412	20-2181181
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1901 East Edwardsville Road	62095
Wood River, IL	(Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code: (618) 655-9477

One Country Club View Drive
Edwardsville, IL 62025
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(c)	On December 27, 2006, J. Kim Sorenson, 56, was appointed as our President, effective immediately.

From 2004 to present, Mr. Sorenson has been the Chief Executive Officer of YTB Travel Network, Inc., a wholly-owned subsidiary of YTB International, Inc. From 2001 to 2004, Mr. Sorenson was a Vice President of YourTravelBiz.com, Inc., the privately-held company that merged into our predecessor, REZconnect, Inc., in December 2004. He has also been the Chief Executive Officer of CCMP, Inc. (d/b/a BerylMartin) since 2003.

CCMP performs printing and shipping fulfillment activities for us on terms that were negotiated on an arms’ length basis. In 2006, we paid CCMP approximately $1,200,000 for these services, of which Mr. Sorenson has an indirect interest of approximately $300,000 based on his equity ownership of CCMP.

(d)
On December 27, 2006, Lou Brock and John Simmons, Esq. were elected to our Board of Directors, effective immediately. Mr. Brock is the chairman of the Compensation Committee, and Mr. Simmons is chairman of the Investment Committee.

The Company agreed to compensate Mr. Brock and Mr. Simmons for their service as directors as follows: each director receives $5,500 per quarter for their attendance at board meetings, and each director will receive a stock option to purchase 7,500 shares or our common stock per quarter, with the exercise price of such stock options being the closing price of our common stock on the date of grant.

Lou Brock also is an Independent Marketing Representative and a Referring Travel Agent for YourTravelBiz.com, and, as such, earns commissions in accordance with the terms of being an Independent Marketing Representative and a Referring Travel Agent, as relevant.

We issued two press releases on January 9, 2007, announcing the appointment of Messrs. Brock and Simmons to our Board of Directors, copies of which are included as Exhibits 99.1 and 99.2 to this report and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release of YTB International, Inc., issued on January 9, 2007

99.2	Press Release of YTB International, Inc., issued on January 9, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YTB INTERNATIONAL, INC.

Date: January 9, 2007	By:	/s/ John Clagg
John Clagg
Chief Financial Officer